FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2020

HC2 HOLDINGS, INC.

Delaware	001-35210	54-1708481
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Park Avenue, 30th Floor
New York, NY 10022
(Address of principal executive offices)

(212) 235-2690
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	HCHC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 13, 2020, HC2 Holdings, Inc., a Delaware corporation (the “Company”), entered into a cooperation agreement (the “MG Capital Agreement”) with MG Capital Management Ltd., Percy Rockdale LLC and Rio Royal LLC (collectively, “MG Capital”). MG Capital beneficially owns 2,703,537 shares of the Company’s outstanding common stock, par value $0.001 per share (the “Common Stock”). Also on May 13, 2020, in connection with the MG Capital Agreement, the Company entered into an agreement (the “Lancer Capital Agreement”) with Lancer Capital LLC (“Lancer Capital”) as well as an agreement (the “JDS1 Agreement”) with JDS1, LLC and CCUR Holdings, Inc. (collectively, “JDS1”) (the Lancer Capital Agreement and JDS1 Agreement, collectively with the MG Capital Agreement, the “Investor Agreements”). Lancer Capital beneficially owns 3,034,621 shares of Common Stock, and JDS1 beneficially owns 4,009,773 shares of Common Stock. Pursuant to the MG Capital Agreement, the board of directors of the Company (the “Board”) agreed, among other things, to (i) increase the size of the Board from six (6) to ten (10) directors, (ii) appoint each of Kenneth S. Courtis, Shelly C. Lombard, Avram A. Glazer and Michael Gorzynski (collectively, the “New Directors”) to the Board and (iii) nominate and recommend each of the New Directors, and current directors Wayne Barr, Jr., Warren H. Gfeller and Philip A. Falcone, for election to the Board at the 2020 annual meeting of stockholders (the “2020 Annual Meeting”) for a term expiring at the Company’s 2021 annual meeting of stockholders (the “2021 Annual Meeting”), subject to satisfaction of certain customary conditions. Mr. Glazer will also be appointed as Chairman of the Board, effective immediately. In connection with the MG Capital Agreement, MG Capital agreed to irrevocably withdraw the notice of nomination of individuals for election as directors of the Company at the 2020 Annual Meeting that MG Capital submitted to the Company on February 13, 2020.

The Investor Agreements provide that each of MG Capital, JDS1 and Lancer Capital will appear in person or by proxy at any annual or special meeting of the Company’s stockholders held during the Standstill Period (as defined below), will not participate or vote in any solicitation of written consents of the Company’s stockholders during the Standstill Period (unless expressly requested to do so by the Board), and will vote all shares of Common Stock beneficially owned by MG Capital, JDS1 or Lancer Capital (as applicable) at such meeting or in such consent solicitation in favor of all directors nominated by the Board for election and against the removal of any member of the Board. Each of MG Capital, JDS1 and Lancer Capital will also vote (i) in accordance with the Board’s recommendation with respect to any “say-on-pay” proposal and (ii) in accordance with the Board’s recommendation with respect to any other Company proposal or stockholder proposal or nomination presented at such meeting or solicitation of consents; provided, however, that in the event that both Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”) recommend otherwise with respect to the Company’s “say-on-pay” proposal presented at an annual or special meeting held during the Standstill Period, MG Capital, JDS1 and Lancer Capital may each vote in accordance with the recommendation of ISS and Glass Lewis. The Company agreed to hold the 2020 Annual Meeting no later than July 8, 2020.

Under the terms of each of the Investor Agreements, MG Capital, JDS1 and Lancer Capital have each agreed to abide by customary standstill restrictions until thirty (30) days prior to the deadline for submission of stockholder nominations of individuals for election as directors of the Company at the 2021 Annual Meeting (the “Standstill Period”), including, among other things, not to (i) make any proposal or other matter to the Company’s stockholders at any annual or special meeting of the Company’s stockholders, (ii) engage in any solicitation of proxies from the Company’s stockholders or (iii) seek additional representation on the Board or the removal of any member of the Board.

Pursuant to the MG Capital Agreement, until the completion of the 2020 Annual Meeting, the size of the Board will not be increased above ten (10) directors without unanimous Board approval, and following the 2020 Annual Meeting and during the Standstill Period, the size of the Board will not be increased above seven (7) directors without unanimous Board approval. In connection with the Company entering into the Investor Agreements, on May 13, 2020, each of Robert V. Leffler, Jr., Lee S. Hillman and Julie Totman Springer notified the Board that they have chosen not to stand for re-election at the 2020 Annual Meeting. Their decisions not to stand for re-election were not due to any disagreement with the Company.

Under the terms of each of the Investor Agreements, the parties also agreed to customary mutual non-disparagement obligations. Pursuant to the MG Capital Agreement, the Company agreed to reimburse MG Capital, within five (5) business days following receipt of reasonably satisfactory documentation thereof, for their fees and expenses (including all legal, public relations, proxy advisory and out-of-pocket expenses, the “Expenses”) incurred in preparation for and in connection with the matters relating to the consent solicitation run by MG Capital, the 2020 Annual Meeting and the negotiation, execution and effectuation of the Agreement, in an amount equal to $352,290.25 (the “Initial Reimbursement”). Between the date of the Initial Reimbursement and the date of the 2020 Annual Meeting, the Company will reimburse MG Capital for the Expenses in an aggregate amount not exceeding $650,000 (inclusive of the Initial Reimbursement).

Each of the three (3) directors not standing for re-election at the 2020 Annual Meeting will receive the full amount of his or her quarterly compensation for serving as a non-management director during the second quarter of 2020 (including any quarterly fee awarded and vesting of any and all equity awards for serving on, or serving as the Chair of, any committee of the Board).

On May 14, 2020, the Company and MG Capital issued a press release announcing the signing of the Investor Agreements. A copy of the press release is attached hereto as Exhibit 99.1.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the MG Capital Agreement, a copy of which is attached hereto as Exhibit 10.1, the Lancer Capital Agreement, a copy of which is attached hereto as Exhibit 10.2, and the JDS1 Agreement, a copy of which is attached hereto as Exhibit 10.3. All three Investor Agreements are incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 5.02 by reference.

On May 13, 2020, the Board, based on the recommendation of the Nominating and Governance Committee of the Board (the “Governance Committee”), agreed to appoint each of Kenneth S. Courtis, Shelly C. Lombard, Avram A. Glazer and Michael Gorzynski to the Board, effective immediately, and to nominate the foregoing appointees for election to the Board at the 2020 Annual Meeting for a term expiring at the Company’s 2021 Annual Meeting, subject to satisfaction of certain customary conditions. At this point, no determination has been made as to committee appointments for Messrs. Courtis, Glazer and Gorzynski, and Ms. Lombard.

The Board and the Governance Committee have determined that each of Messrs. Courtis, Glazer and Gorzynski, and Ms. Lombard, qualifies as an independent director under the applicable rules of the New York Stock Exchange and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). As of the date of the appointment, the Company is not aware of any transactions with any of the New Directors that would require disclosure under Item 404(a) of Regulation S-K. As non-employee directors, the New Directors will participate in the Company’s compensation program for non-employee directors as described under the caption “Compensation of Directors” in the Company’s Form 10-K/A filed with the SEC on April 29, 2020. The Company will also enter into an indemnification agreement with each of the New Directors in the form attached as Exhibit 10.20 to the Company’s Annual Report on Form 10-K, previously filed with the SEC on March 16, 2020.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit
10.1	Cooperation Agreement, dated as of May 13, 2020, by and among HC2 Holdings, Inc., MG Capital Management Ltd., Percy Rockdale LLC and Rio Royal LLC
10.2	Agreement, dated as of May 13, 2020, by and among HC2 Holdings, Inc. and Lancer Capital LLC
10.3	Agreement, dated as of May 13, 2020, by and among HC2 Holdings, Inc. and JDS1, LLC and CCUR Holdings, Inc.
99.1	Press Release, dated as of May 14, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HC2 Holdings, Inc.
(Registrant)

By:	/s/ Michael J. Sena
Name:	Michael J. Sena
Title:	Chief Financial Officer

Date: May 14, 2020

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